Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Edgewater Technologies, Inc.

Wakefield, Massachusetts

We hereby consent to the incorporation by reference in the prospectus/proxy statement constituting a part of this Registration Statement on Form F-4 of our reports dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Edgewater Technology, Inc. (the “Company”), appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the prospectus/proxy statement.

/s/ BDO USA, LLP

Boston, Massachusetts

September 12, 2018